Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2010	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Siemens – Orlando	100%	53%	10/30/03	$11,799,059	N/A	N/A	N/A
Randstad – Atlanta	SOLD	53%	12/19/03	$6,556,365	4/24/07	$9,250,000	$4,739,100
7500 Setzler Parkway	SOLD	53%	3/26/04	$7,040,475	1/31/07	$8,950,000	$4,597,063
150 Apollo Drive	100%	100%	5/16/05	$12,339,064	N/A	N/A	N/A
3675 Kennesaw 75	100%	100%	1/31/06	$3,403,674	N/A	N/A	N/A
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the up-front sales charge or capital expenditures, depreciation/amortization impairments incurred over our ownership period, as applicable.

FUND FEATURES

OFFERING DATES	May 2003 – April 2005
PRICE PER UNIT	$10
STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions
STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 73% Tax-Preferred – 27%
AMOUNT RAISED	$34,741,238

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-K for the period ended December 31, 2010. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors’ realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XIV is in the positioning-for-sale phase of its life cycle. The Fund now owns interests in three properties, which are well-leased. Our focus on these assets involves concentrating on leasing and/or renewing efforts that we believe will ultimately result in better disposition prices for our investors.

World Electric Supply (WES), the sole tenant at the 3675 Kennesaw 75 property, leases 100% of the building through October 2012. WES has vacated the building. In addition, counsel for WES has notified the Fund that it believes a proper termination option notice was exercised to terminate the lease effective November 30, 2010. Counsel for the Fund believes that the termination option notification was invalid, that the WES claim is without merit, and that the lease is enforceable through the October 2012 expiration.

Fourth quarter 2010 operating distributions to the Cash-Preferred unit holders were reserved (see “Estimated Annualized Yield” table). The General Partners anticipate that operating distributions may remain reserved in the near-term to fund expected re-leasing costs at the three remaining properties.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the reverse.

Continued on reverse

Property Summary

•	The Siemens – Orlando building is 100% leased to three tenants, and the major lease to Siemens extends through September 2011.

•

The Randstad – Atlanta building was sold on April 24, 2007. Net sale proceeds of $4,739,100 were allocated to the Fund. Almost all of these proceeds were included in the net sale proceeds distribution in November 2007. The remaining proceeds are being reserved at this time.

•

7500 Setzler Parkway was sold on January 31, 2007, and net sale proceeds of approximately $4,597,063 were allocated to the Fund. Net sale proceeds of approximately $4,590,000 were distributed to the limited partners in August 2007. The remaining proceeds were included in the net sale proceeds distribution in November 2007.

•	150 Apollo Drive is located in Chelmsford, Massachusetts, a suburb of Boston. Harris Corporation leases 100% of the building through April 2018.

•

3675 Kennesaw 75 is located in Kennesaw, Georgia, a suburb of Atlanta. This asset is 100% leased to World Electric Supply through October 2012. World Electric Supply has vacated the building and has indicated they will not renew the lease at expiration.

For a more detailed quarterly financial report, please refer to Fund XIV’s most recent 10-Q filing, which can be found on the Wells website at www.WellsREF.com.

CUMULATIVE PERFORMANCE SUMMARY

	Par Value	Cumulative Operating Cash Flow Distributed(1)	Cumulative Passive Losses(1 & 2)	Cumulative Net Sale Proceeds Distributed(1)	Estimated Unit Value as of 12/31/10(3)
Per “Cash-Preferred” Unit	$10	$3.16	N/A	$2.07	$5.12
Per “Tax-Preferred” Unit	$10	$0.00	$1.03	$3.72	$4.95

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.

(2)

This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 1/31/2011 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2010	Reserved	Reserved	Reserved	Reserved	0.00%
2009	Reserved	Reserved	Reserved	Reserved	0.00%
2008	7.50%	4.00%	Reserved	Reserved	2.88%
2007	7.75%	6.75%	7.50%	7.50%	7.38%
2006	8.25%	8.25%	8.25%	8.25%	8.25%
2005	5.00%	5.75%	7.50%	7.50%	6.44%
2004	6.75%	6.75%	4.75%	5.25%	5.88%

TAX PASSIVE LOSSES—“TAX-PREFERRED” PARTNERS

2009	2008	2007		2006	2005	2004
5.94%	5.92%	-18.90	%**	7.34%	5.14%	3.99%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway — Norcross, GA 30092-3365 — www.WellsREF.com — 800-557-4830

LPMPFSI1101-0080-14	© 2011 Wells Real Estate Funds